Exhibit 4.2

SUPPLEMENTAL INDENTURE

RELATED TO THE ASSUMPTION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 12, 2013, among VALEANT PHARMACEUTICALS INTERNATIONAL, INC., a corporation continued under the federal laws of Canada (the “Company”), the Note Guarantors party hereto (the “Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized under the laws of the United States, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS VPII ESCROW CORP., a corporation organized under the federal laws of Canada (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 12, 2013, providing for the issuance of the Escrow Issuer’s 6.75% Senior Notes due 2018 (the “2018 Notes”) and 7.50% Senior Notes due 2021 (the “2021 Notes” and, together with the 2018 Notes, the “Notes”), initially in the aggregate principal amount of $1,600,000,000 in respect of the 2018 Notes and in the aggregate principal amount of $1,625,000,000 in respect of the 2021 Notes;

WHEREAS Section 4.20 of the Indenture provides that the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall unconditionally assume all the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, Section 4.20 of the Indenture provides that the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein and in the Indenture;

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Escrow Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. Effective upon the Escrow Release, the Company hereby agrees to unconditionally assume the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture.

3. Agreement to Guarantee. Effective upon the Escrow Release, the Guarantors agree, jointly and severally, to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

4. Notices. All notices or other communications to the Company shall be given as provided in Section 11.2 of the Indenture.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Release of Obligations of Escrow Issuer. Effective upon the Escrow Release and the execution of this Supplemental Indenture, the Escrow Issuer is automatically released and discharged from all obligations under the Indenture and the Notes, without any further action on the part of the Escrow Issuer or the Trustee.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name: Title:

[GUARANTORS]

By:
Name: Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name: Title:

Acknowledged and Agreed by:

VPII ESCROW CORP.

By:
Name: Title: